Exhibit (99)(c)

Media Contact: Christy Phillips 704.383.8178 Investor Contact: Alice Lehman 704.374.4139 Ellen Taylor 704.383.1381

Press Release Monday, Oct. 2, 2006 WACHOVIA CORPORATION ANNOUNCES NEW DIRECTORS WILL JOIN BOARD

CHARLOTTE, N.C. – Wachovia Corporation (NYSE:WB) today announced three new directors who will serve on Wachovia’s board. The directors are Timothy Proctor, who will join Wachovia’s board on Nov. 1, 2006, and Jerry Gitt and Maryellen Herringer, who joined Wachovia’s board immediately following the completion of Wachovia’s merger with Golden West Financial Corporation on Oct. 1, 2006.

“I am pleased to welcome Tim, Jerry and Maryellen to the Wachovia Board,” said Ken Thompson, chairman and chief executive officer. “These individuals bring valuable experience, market knowledge and perspective that will help guide Wachovia’s continued success and growth.”

Timothy Proctor currently serves as general counsel of Diageo plc, a premium beverage company headquartered in London, England. He previously worked for Glaxo Wellcome, where he held various roles including director of Worldwide Human Resources, and senior vice president of human resources, general counsel and secretary.

Jerry Gitt and Maryellen Herringer were directors of Golden West Financial Corporation.

Marion O. Sandler, Golden West Chairman Emeritus said, “Jerry and Maryellen have been invaluable to Golden West’s success and have helped build the strong company we are today.” Added Herbert M. Sandler, Golden West Chairman Emeritus, “Marion and I know they will provide strong guidance as Wachovia directors.”

Each of the three directors will be considered independent under the New York Stock Exchange’s corporate governance listing standards and Wachovia’s Director Independence Standards. The following is additional information regarding the new directors:

Timothy Proctor, 56, will join Wachovia’s board of directors on Nov. 1. He is the general counsel of Diageo plc, a London-based premium beverage company. He previously worked for Glaxo Wellcome, where he had various roles including director of Worldwide Human Resources, and senior vice president of human resources, general counsel and secretary. Proctor is a member of the American Bar Association, International Bar Association and Association of Corporate Counsel. He previously served on the boards of Northwestern Mutual Life, Association of Corporate Counsel, CARE USA and Duke Law School’s Board of Visitors.

Jerry Gitt, 63, was a board member of Golden West Financial Corporation from 2005 until the completion of the merger with Wachovia. He is a retired securities analyst from Merrill Lynch & Company where at the time of his retirement he served as first vice president of equity research. In this role, he covered thrifts, banks and financial-related companies. For 22 consecutive years, Gitt was named as the nation’s No. 1 thrift securities analyst by Institutional Investor Magazine in its annual

All-American Research Team issue, and he ranked among the top four in two additional years. He is a member of the University of California and University of California at Los Angeles alumni associations.

Maryellen Herringer, 62, was a board member of Golden West Financial Corporation from 1996 until completion of the merger with Wachovia. She is a retired attorney-at-law and served as executive vice president, general counsel and secretary of APL Limited, a NYSE intermodal shipping and rail transportation company based in Oakland, Calif. In this role, she was a member of APL Limited’s Executive Committee and had responsibility for its legal functions, as well as management responsibility at various times for the company’s risk management, corporate communications, human resources, community affairs, internal audit and tax functions. She currently also serves on the board of directors at ABM Industries Incorporated, and PG&E Corporation and its subsidiary Pacific Gas & Electric Company. Herringer also is a trustee of Mills College, the Benilde Religious Trust and the University of California at Berkeley Art Museum and Pacific Film Archive.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Including the Golden West merger, Wachovia has retail and commercial banking operations in 21 states with 3,400 retail banking offices from Connecticut to Florida and west to Texas and California. In addition, two core businesses operate under the Wachovia Securities brand name: retail brokerage with 740 offices in 49 states and in Latin America, and corporate and investment banking in selected industries nationwide. Other nationwide businesses include mortgage lending in 39 states and auto finance covering 46 states. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com, and investment products and services at evergreeninvestments.com. Based on June 30, 2006, pro forma data, Wachovia has combined assets of approximately $700 billion and as of Sept. 29, 2006, a combined market capitalization of $107 billion.